Exhibit 99.1
Energy Recovery Appoints New CTO and VP, Wastewater

•Dr. Ram Ramanan, with more than three decades in product innovation leadership at companies including Bloom Energy, to become Chief Technology Officer
•Dr. Ramanan to assume duties following the handover and retirement of Farshad Ghasripoor, who will serve as an executive advisor through October 2025
•After six years with Energy Recovery, David Kim-Hak was promoted to new Vice President, Wastewater role focused on accelerating wastewater revenue growth
•Appointments advance strategy and focus on technical, operational, and cultural excellence

SAN LEANDRO, Calif. — Feb. 26, 2025 — Energy Recovery, Inc. (Nasdaq: ERII) today announced the appointment of a new Chief Technology Officer and Vice President, Wastewater. Ram Ramanan will become CTO on March 3 following a handover from Farshad Ghasripoor, whose retirement comes after 12 years with the company. Energy Recovery also promoted David Kim-Hak to Vice President, Wastewater, a new role created to capitalize on growth opportunities in municipal and industrial wastewater treatment.

“We are charting a path forward that is disciplined and driven by technical, operational, and cultural excellence,” said David Moon, Energy Recovery President and CEO. “Ram and David’s leadership will help realize our strategic vision for profitable, sustained growth across multiple markets. I also want to thank Farshad for his many years of service and technical leadership.”

Dr. Ramanan’s more than 30 years of diverse leadership includes creating disruptive products and fostering innovative cultures at startups, IPO-stage ventures, and established sector leaders. During nearly two decades with Rondo Energy and Bloom Energy, Dr. Ramanan launched sophisticated products, scaled global teams, and carefully stewarded financial resources via design innovation, process optimization, and strategic partnerships.

“I am excited to partner with Energy Recovery’s stellar leadership team and deliver exceptional solutions to customers. The company’s PX technology has a wide range of commercial applications, and I look forward to pushing the frontier of what the PX can deliver,” he said.

Dr. Ramanan received a doctorate in mechanical engineering from The Ohio State University, completed his postdoctoral fellowship at Stanford University, and holds over 50 patents. Dr. Ghasripoor will serve as an executive advisor through October 2025.

Mr. Kim-Hak has progressed through roles of increasing responsibility over six years with Energy Recovery, most recently as Senior Director, Product Management and Technical Support, Water. He has demonstrated unparalleled anticipation of client product needs and played a pivotal role in Energy Recovery winning the Most Innovative Company in Desalination Technology award at the 2024 International Desalination and Reuse Association World Congress.

Prior to Energy Recovery, Mr. Kim-Hak led successful projects and exceeded revenue targets in roles with Picarro and LG Water Solutions, among others. He holds bachelor’s and master’s degrees in chemical engineering from the University of Southern California.

About Energy Recovery
Energy Recovery is a trusted global leader in energy efficiency technology. Building on our pressure exchanger technology platform, we design and manufacture reliable, high-performance solutions that generate cost savings, increase energy efficiency, and reduce carbon emissions across several industries. With a strong foundation in the desalination industry, Energy Recovery has delivered transformative solutions that increase operational efficiency and environmental sustainability to our customers worldwide for more than 30 years. Headquartered in the San Francisco Bay Area, Energy Recovery has manufacturing and R&D facilities in California, with sales and on-site technical support available globally. For more information, please visit www.energyrecovery.com.

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